Exhibit 4.1

NUMBER UNITS U

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP [•]

GORES HOLDINGS XII, INC.

UNITS CONSISTING OF ONE CLASS A ORDINARY SHARE

AND

ONE-FOURTH OF ONE REDEEMABLE WARRANT TO PURCHASE ONE CLASS A ORDINARY SHARE

THIS CERTIFIES THAT is the owner of Units.

Each Unit (“Unit”) consists of one (1) Class A ordinary share, par value $0.0001 per share (“Ordinary Share”), of Gores Holdings XII, Inc., a Cayman Islands exempted company (the “Company”), and one-fourth (1/4) of one redeemable warrant (each whole warrant, a “Warrant”). Each whole Warrant entitles the holder to purchase one (1) Ordinary Share (subject to adjustment) for $11.50 per share (subject to adjustment). Subject to the conditions set forth in the agreement governing the Warrants, each Warrant will become exercisable thirty (30) days after the Company’s completion of a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”), and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”). The Ordinary Shares and Warrants comprising the Units represented by this certificate are not transferable separately prior to [•], 2026, unless Santander US Capital Markets LLC elects to allow separate trading earlier, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of its initial public offering and issuing a press release announcing when separate trading will begin. No fractional warrants will be issued upon separation of the Units. The terms of the Warrants are governed by a Warrant Agreement, dated as of [•], 2026, between the Company and Equiniti Trust Company, LLC, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 28 Liberty Street, Floor 53, New York, New York 10005, and are available to any Warrant holder on written request and without cost.

Upon the consummation of the Business Combination, the Units represented by this certificate will automatically separate into Ordinary Shares and Warrants comprising such Units.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signature of its duly authorized officers.

Authorized Signatory	Transfer Agent and Registrar

GORES HOLDINGS XII, INC.

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	– as tenants in common	UNIF GIFT MIN ACT	– Custodian

TEN ENT	– as tenants by the entireties		(Cust) (Minor)

JT TEN	– as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

For value received, _________ hereby sell, assign and transfer unto ______

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS,

INCLUDING ZIP CODE, OF ASSIGNEE)

_______ Units represented by the within Certificate, and do hereby irrevocably constitute and appoint

_______ Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated
Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Dated

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE).

In each case, as more fully described in the Company’s final prospectus dated [•], 2026, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with its initial public offering only in the event that (i) the Company redeems the Ordinary Shares sold in its initial public offering and liquidates because it does not consummate an initial business combination by the date set forth in the Company’s amended and restated memorandum and articles of association, (ii) the Company redeems the Ordinary Shares sold in its initial public offering in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Class A Ordinary Shares if it does not consummate an initial Business Combination by the date set forth in the Company’s amended and restated memorandum and articles of association or (B) with respect to any other material provision relating to the rights of holders of the Ordinary Shares or pre-initial Business Combination activity or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective Ordinary Shares in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial Business Combination) setting forth the details of a proposed initial Business Combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.